EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

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
                                                        SIX  MONTHS ENDED                 THREE MONTHS ENDED
                                                             JUNE 30,                          JUNE 30,
                                                    ---------------------------         ----------------------
                                                     1998                1997            1998            1997
                                                    ------              ------          ------          ------
Weighted  average common shares outstanding        1,261,241           1,261,241       1,261,241       1,261,241
Weighted average equivalent shares                       --                  --              --              --
                                                  ----------          ----------      ----------      ----------
Weighted average common and common stock
   equivalent shares outstanding                   1,261,241           1,261,241       1,261,241       1,261,241
                                                  ==========          ==========      ==========      ==========
Net income                                        $  690,695          $  666,663      $  353,877      $  336,296
                                                  ==========          ==========      ==========      ==========
Earnings per share:
     Basic                                        $     0.55          $     0.53      $     0.28      $     0.27
                                                  ==========          ==========      ==========      ==========
     Diluted                                      $     0.55          $     0.53      $     0.28      $     0.27
                                                  ==========          ==========      ==========      ==========
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